Exhibit 99.1

AGY Holding Corp. Announces Entry into a Restructuring and Support Agreement with Holders of Outstanding 2014 Notes to Effect a Recapitalization

AIKEN, SOUTH CAROLINA—(May 15, 2013) – AGY Holding Corp. (“AGY”) today announced that it has entered into a Restructuring and Support Agreement (the “Support Agreement”) with holders of approximately 92% in aggregate principal amount (the “Majority Bondholders”) of its 11% senior second lien notes due 2014 (the “Existing Notes”) to recapitalize the company. In addition, AGY has entered into a short-term amendment to its Amended and Restated Master Lease Agreement (the “Metals Facility”) with DB Energy Trading LLC (“DB”) providing for an extension of the term of the Metals Facility through July 15, 2013. Under the amendment to the Metals Facility, DB has agreed to forbear from exercising its rights under Metals Facility with respect to any event of default arising out of or resulting from failure to make any interest payment due under the Existing Notes or AGY’s revolving credit facility (the “ABL Facility”) until July 15, 2013, subject to an earlier termination in certain circumstances. Similarly, UBS AG, Stamford Branch, and UBS Securities LLC have agreed to forbear from exercising their rights under the ABL Facility with respect to any event of default arising out of or resulting from the failure to make any interest payment due under the Existing Notes. A description of these agreements has been included in our Form 8-K filed today with the Securities and Exchange Commission.

“AGY is pleased to announce that it has reached an agreement in principle with our senior lenders, bondholders and metals lessor to set the course for a restructuring and recapitalization of our capital structure,” said Richard Jenkins, Interim CEO. “This restructuring, combined with the significant operational improvements that we have achieved over the past 18 months, positions AGY to further develop new products, grow the business and pursue our business strategy to be a world-class provider of advanced materials.”

Drew Walker added, “Today’s milestone is a very significant accomplishment and we believe demonstrates an important vote of confidence in AGY’s products, engineering capabilities and strategic direction.”

In the Support Agreement, the Majority Bondholders have agreed to forbear from exercising their rights under the indenture governing the Existing Notes with respect to any event of default resulting from failure to make any interest payment that may come due.

In addition, the Support Agreement outlines the key terms of a restructuring transaction involving the Existing Notes through an exchange transaction with the following key provisions (collectively, the “Exchange Transaction”):

1.	AGY will exchange outstanding Existing Notes under the following terms: (A) 50% exchanged for shares of convertible participating preferred stock of KAGY Holding Company, Inc. (“KAGY”) and (B) 50% exchanged for new 11% Senior Second Lien Notes (the “New Notes”) with an extended stated maturity of December 15, 2016,

2.	Accrued and unpaid interest through the date of the exchange will be split: 50% of such interest will be paid in cash (as part of a full-year accrual from November 15, 2012 to November 15, 2013, which will be paid on November 15, 2013) and 50% will be paid-in-kind in shares of convertible participating preferred stock of KAGY,

3.	the New Notes will not be registered under the Securities Act of 1933, and

4.	The holders of Existing Notes will agree to certain proposed amendments to the indenture governing the Existing Notes to eliminate substantially all of the covenants and collateral provisions and certain events of default currently applicable to the Existing Notes.

The Support Agreement provides that consummation of the Exchange Transaction will be conditioned upon, among other things:

1.	Participation in the Exchange Transaction by holders of at least 97% of the outstanding principal amount of the Existing Notes,

2.	An amendment or replacement of the ABL Facility on terms reasonably acceptable to the Majority Bondholders holding a majority of the principal amount of Existing Notes (the “Controlling Bondholders”),

3.	A further amendment to (or replacement of) the Metals Facility on terms reasonably acceptable to Controlling Bondholders (AGY is actively working with DB on a new long-term lease for the metals that are currently available pursuant to the Metals Facility),

4.	Entry by AGY into a new term loan agreement with one or more of the Majority Bondholders or their respective affiliates providing for borrowings of an aggregate principal amount of $15 million (the “New Term Loan”) on terms to be mutually agreed by the parties, and

5.	Entry by AGY into a new intercreditor agreement to replace the existing Intercreditor Agreement on terms not inconsistent with the Summary of Terms attached as Annex A to the Support Agreement and otherwise reasonably acceptable to the Controlling Bondholders.

Unless earlier terminated in accordance with its terms, the Support Agreement will terminate on July 15, 2013 if the closing of the Exchange Transaction has not occurred.

The parties’ obligations under the Support Agreement and the completion of the transactions contemplated by the Support Agreement are subject to a number of customary closing conditions, termination rights and approvals, and there is no assurance that the transactions contemplated by the Support Agreement will be consummated on the terms described above, or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or preferred stock in the Exchange Transaction. The New Notes and preferred stock to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About AGY

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense (the “A&D” business); electronics; and construction, continuous filament mat (“CFM”) and industrial markets (the “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania, respectively, and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of AGY’s website, www.agy.com or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should” or “could.” Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. Although AGY believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Among these risks and uncertainties are general economic and business conditions; our ability to complete the debt restructuring on the terms described, or at all; AGY’s substantial debt and ability to generate cash flows to service its debt; AGY’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US’s borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; AGY’s ability to complete a divestiture or alternative exit event on acceptable terms and in a timely manner; currency and interest rate fluctuations; increases in AGY’s leverage; AGY Asia’s ability to satisfy its mandatory term loan repayment obligations, to refinance its working capital loan, and to get a waiver for the breach of the maximum debt-to-assets ratio covenant; changes in AGY’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those risk factors listed from time to time in AGY’s filings with the Securities and Exchange Commission. Except as required by applicable law, AGY assumes no obligation and does not intend to update these forward-looking statements.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

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